SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported)
                                September 8, 1997


                            THE HAIN FOOD GROUP, INC.
             (Exact name of registrant as specified in its charter)


         Delaware                       0-22818                 22-3240619
(State or other jurisdiction          (Commission           (I.R.S. Employer
of incorporation)                     File Number)         Identification No.)
- -------------------------------------------------------------------------------


50 Charles Lindbergh Boulevard
Uniondale, New York                                           11553
- -------------------------------------------------------------------------------
(Address of principal executive offices)                     (Zip Code)


Registrant's telephone number, including area code (516) 237-6200

Item 5.  Other Events

     On September 8, 1997, The Hain Food Group, Inc., a Delaware corporation (the "Company"), announced today that it had executed a non-binding letter of intent with Westbrae Natural, Inc., a Delaware corporation ("Westbrae"), pursuant to which Hain and Westbrae have agreed to negotiate a definitive agreement pursuant to which Hain would acquire for cash all of the outstanding shares of Westbrae in a tender offer and merger transaction.

     Under the terms of the proposed definitive agreement, a wholly owned subsidiary of Hain would commence a cash tender offer of $3.625 per share for all the outstanding shares and shares under options of Westbrae, representing a purchase price of approximately $23.5 million. In connection with the contemplated transactions, Hain also expects to reach an agreement pursuant to which certain directors of Westbrae will agree to tender shares in the offer representing approximately 68.9% of Westbrae's outstanding shares. Execution of the proposed definitive agreement and consummation of the contemplated transactions are subject to certain conditions, including, without limitation, final negotiation of definitive terms, Hain's ability to obtain financing and the satisfactory completion of Hain's due diligence review. In addition, Hain will not proceed with the tender offer and the contemplated transactions unless definitive agreements are executed on or prior to September 11, 1997.

     A copy of a press release issued by the Company on September 8, 1997 is attached hereto as Exhibit 20 and is incorporated herein by reference.

Item 7.  Financial Statements and Exhibits.

         (c)       Exhibits.

                   Exhibit No.                        Description

                   20                                 Press release dated
                                                      September 8, 1997

                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         THE HAIN FOOD GROUP, INC.


Dated:  September 8, 1997                By:    /s/ Jack Kaufman
                                                ----------------
                                                Jack Kaufman
                                                Chief Financial Officer

                                  EXHIBIT INDEX


Number       Description                                         Page
- ------       -----------                                         ----
20           Press release dated September 8, 1997                 5